UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

News Corporation
(Exact name of registrant as specified in its charter)

Delaware	46-2950970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification no.)

1211 Avenue of the Americas, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Preferred Stock Purchase Rights	The Nasdaq Global Select Market
Class B Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

 If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

 If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

 Securities Act registration statement or Regulation A offering statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

News Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 hereby amends the registration statement on Form 8-A filed by News Corporation (the “Company”) with the Securities and Exchange Commission on June 18, 2018, by supplementing Items 1 and 2 with the following.

Item 1.	Description of Registrant’s Securities to be Registered.

On June 16, 2021, the Company executed a fourth amended and restated rights agreement (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent, which will be effective as of June 18, 2021.  The Rights Agreement was entered into pursuant to the determination by a special committee of the Company’s Board of Directors (the “Board”) comprising all of the Board’s independent Directors to amend and restate the existing rights agreement, dated as of June 18, 2018, under which the rights were originally set to expire on June 18, 2021. Under the Rights Agreement, the expiration date of the rights is now 5:00 P.M. (New York City time) on June 18, 2022. The Rights Agreement also provides for certain immaterial technical and administrative amendments. The Rights Agreement otherwise retains all other terms and provisions of the existing rights agreement.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, including the form of the Certificate of Designations attached as an exhibit thereto, a copy of which is attached as Exhibit 4.1 hereto and which is incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1
Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit A of Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on June 17, 2021.)

3.2
Restated Certificate of Incorporation of News Corporation. (Incorporated by reference to Exhibit 3.1 to the Annual Report of News Corporation on Form 10-K (File No. 001-35769) filed with the Securities and Exchange Commission on August 15, 2018.)

3.3
Amended and Restated By-laws of News Corporation, effective February 25, 2019. (Incorporated by reference to Exhibit 3.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on February 25, 2019.)

4.1
Fourth Amended and Restated Rights Agreement, effective as of June 18, 2021, between News Corporation and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to the Current Report of News Corporation on Form 8-K (File No. 001-35769) filed with the Securities and Exchange Commission on June 17, 2021.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 17, 2021

News Corporation

	By:	/s/ Michael L. Bunder
	Name:	Michael L. Bunder
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary